EXHIBIT 16



December 4, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated December 4, 1996, of Consumers Financial Corporation and are in agreement with the statements contained in the first, second and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                          /S/ Ernst & Young LLP